Exhibit 5.1

O L S H A N	1325 AVENUE OF THE AMERICAS ● NEW YORK, NEW YORK 10019 TELEPHONE: 212.451.2300 ● FACSIMILE: 212.451.2222

June 18, 2025

Greenidge Generation Holdings Inc.

1159 Pittsford-Victor Road, Suite 240

Pittsford, New York 14534

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Greenidge Generation Holdings Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration of 1,000,000 shares (the “Shares”) of the Company’s Class A common stock, par value $0.0001 per share, issuable pursuant to the terms of and in the manner set forth in the Company’s Third Amended and Restated 2021 Equity Incentive Plan (the “Plan”).

This opinion letter is being delivered at the request of the Company and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

We advise you that we have examined executed originals or copies certified or otherwise identified to our satisfaction of (i) the Registration Statement, (ii) the Company’s Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as amended to date, (iii) the Plan and (iv) corporate proceedings of the Company, and such other documents, instruments and certificates of officers and representatives of the Company and of public officials, and we have made such examination of law, as we have deemed necessary or appropriate for purposes of the opinion expressed below.

We have assumed for purposes of rendering the opinion set forth herein, without any verification by us, the genuineness of all signatures, the legal capacity of all natural persons to execute and deliver documents, the authenticity and completeness of documents submitted to us as originals and the completeness and conformity with authentic original documents of all documents submitted to us as copies, and that all documents, books and records made available to us by the Company are accurate and complete.

On the basis of the foregoing and in reliance thereon and subject to the assumptions, qualifications and limitations set forth herein, we advise you that in our opinion, the Shares have been duly authorized and, when issued and paid for pursuant to the terms of and in the manner set forth in the Plan, will be validly issued, fully paid and non-assessable.

O L S H A N F R O M E W O L O S K Y L L P	WWW.OLSHANLAW.COM

June 18, 2025

We are members of the Bar of the State of New York. We express no opinion as to the effect of any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America, each as in effect on the date hereof.

This opinion speaks only at and as of its date and is based solely on the facts and circumstances known to us at and as of such date. We assume no obligation to revise or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in fact or law that may hereafter occur.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that our firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ OLSHAN FROME WOLOSKY LLP

OLSHAN FROME WOLOSKY LLP